Issuer Free Writing Prospectus Dated November 19, 2013

(Supplementing Preliminary Prospectus Dated November 6, 2013)

Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration Statement No. 333-191711

Vital Therapies, Inc.

Free Writing Prospectus

This free writing prospectus relates to the initial public offering of common stock of Vital Therapies, Inc. and should be read together with the preliminary prospectus dated November 6, 2013 (the “Preliminary Prospectus”) that was included in Amendment No.  2 to the Registration Statement on Form S-1 relating to this offering of our common stock. The Preliminary Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1280776/000119312513428786/d543159ds1a.htm . The following information supplements and updates the information contained in the Preliminary Prospectus. References to “Vital Therapies,” “we,” and “our” refer to Vital Therapies, Inc. and its subsidiaries.

The following supplements the discussion on pages 1 and 74 of the Preliminary Prospectus under the captions “Prospectus Summary - Overview” and “Business - ELAD’s Clinical Development in Alcohol-Induced Liver Decompensation”, respectively.

As of November 19, 2013, 44 subjects had been enrolled in the VTI-208 clinical trial, and 31 clinical sites were open for subject enrollment.

Enrollment rates through November 19, 2013 may not be indicative of enrollment rates for the remainder of the enrollment phase of the VTI-208 clinical trial. For additional information on factors that may affect enrollment and our clinical trials, see “Risk Factors – If we encounter difficulties enrolling subjects in our clinical trials, our clinical trials could be delayed or otherwise adversely affected” and “Risk Factors – We may face delays in completing our clinical trials, and we may be required to suspend, repeat or terminate our clinical trials if they are not conducted in accordance with applicable regulatory requirements, the results are negative or inconclusive, or the clinical trials are not well-designed or executed as expected.”

Vital Therapies has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Vital Therapies has filed with the SEC for more complete information about Vital Therapies and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Vital Therapies, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, Telephone: (800) 221-1037, Email: newyork.prospectus@credit-suisse.com.